                                                                    EXHIBIT 99.1


                       LEASE PAYMENT RESTRUCTURE AGREEMENT

THIS LEASE PAYMENT RESTRUCTURE AGREEMENT (this "Agreement"), dated June 15, 2001, is entered into by and between FORSYTHE/McARTHUR ASSOCIATES, INC., an Illinois corporation ("FMA") having its executive office and principal place of business at 7500 Frontage Road, Skokie, IL 60077, and RateXchange Corporation, a corporation organized under the laws of the State of Delaware ("Lessee"), having its executive office and principal place of business at 185 Berry Street, Suite 3515, San Francisco, CA 94107.

                                   WITNESSETH:

WHEREAS, FMA and Lessee are parties to that certain Master Equipment Lease Agreement No. F41386 dated March 16, 2000 (the "Master Lease") together with Equipment Schedules G-Extended (dated February 26, 2001) and H-Extended (dated February 27, 2001) entered into pursuant thereto, and which incorporate the terms and conditions of, the Master Lease (the "Subject Schedules"). The Master Lease and the Subject Schedules are herein sometimes collectively called the "Leases".

WHEREAS, Lessee has requested a restructure of certain of its obligations with respect to payments of Monthly Rent that are due and owing under the Leases, as set forth herein.

WHEREAS, FMA has agreed to enter into this Agreement provided that FMA obtains warrants to purchase 467,000 shares of stock in Lessee, as more fully explained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, FMA and Lessee hereby agree as follows:

Section 1.  Restructure of Obligations.

It is agreed that commencing on May 1, 2001, the payments of Monthly Rent under the Subject Leases shall be reduced by 50% from $148,113.00 to $74,056.50 for a period of twelve (12) months ending April 30, 2002. Lessee agrees to remit payment in the amount of $74,056.50 to FMA on the first day of each month beginning May 1, 2001 and continuing thereafter until April 30, 2002.

It is further agreed that commencing on May 1, 2002, the payments of Monthly Rent under the Subject Leases shall revert back to the original amount of $148,113.00 for a period of twelve (12) months ending April 30, 2003. Lessee agrees to remit payment in the amount of $148,113.00 to FMA on the first day of each month beginning May 1, 2002 and continuing thereafter until April 30, 2003.

It is further agreed that on May 1, 2003, a balloon payment of $4,184,544.00 shall be due and payable by Lessee. Lessee agrees to remit payment in the amount of $4,184,544.00 to FMA on May 1, 2003, whereupon Lessee's obligations under the Subject Leases (so long as all obligations of Lessee arising under or otherwise with respect to the Subject Leases, as restructured hereunder, have been paid in full as and when due and Lessee is not otherwise in default (as set forth in Section 6 hereof) hereunder or under the Leases) shall be satisfied in full, except for obligations for which Lessee is liable under the terms of the Master Lease that accrued or arose prior to May 1, 2003 (such as taxes, indemnification, and the like).

In addition to the payments set forth herein, Lessee shall be liable for and agrees to remit payment of all taxes which Lessee is obligated to pay under the terms of the Master Lease.

Section 2. Warrants.

In consideration for FMA entering into this Agreement and agreeing to restructure Lessee's obligations as set forth herein, Lessee agrees to issue to FMA warrants to purchase 467,000 shares of common stock of Lessee, to be issued in three tranches, a follows:

         50% (233,500 shares) on June 1, 2001, to be priced at the average closing market price for the 30 trading days immediately preceding June 1, 2001;

         25% (116,750 shares) on November 30, 2001, to be priced at the average closing market price for the 30 trading days immediately preceding November 30, 2001, but not to exceed $2.00 per share; and

         25% (116,750 shares) on June 1, 2002, to be priced at the average closing market price for the 30 trading days immediately preceding June 1, 2002, but not to exceed $2.50 per share.

Said warrants shall otherwise be made on the same terms as those contained in that certain Common Stock Purchase Warrant No. 13 previously issued to FMA.

Section 3.  Sales of Leased Equipment.

Lessee and FMA will endeavor to find a buyer for the equipment covered by the Subject Leases ("Equipment"). The net proceeds received upon a sale of any item of Equipment will be applied to reduce the amount of the balloon payment due on May 1, 2003. FMA and Lessee agree to cooperate with each other in consummating any such sale. FMA shall nevertheless continue to have a security interest in the Equipment and in all proceeds thereof to secure the obligations of Lessee to FMA as provided in and in accordance with the Master Lease.

Section 4.  Change of Control.

Lessee agrees that upon the occurrence of a Qualified Change of Control (as defined below): (a) all payments to be made hereunder, including all payments of Monthly Rent and the balloon payment due on May 1, 2001, shall be accelerated and become immediately due and payable (which payments shall be discounted to present value as of the date of payment at the rate of 6% per annum), and (b) any and all warrants to be issued pursuant hereto which have not yet been issued shall be issued immediately upon the announcement of such Qualified Change of Control and shall be priced at the average closing market price for the 30 trading days immediately preceding such announcement, but not to exceed $2.00 for the second tranche of 25%, or $2.50 for the third tranche of 25%, as applicable.

A "Qualified Change of Control" means any sale, reorganization, merger, exchange, transfer, conveyance or other disposition of either all or substantially all of the assets of Lessee or more than 50% of the aggregate voting common stock of Lessee currently outstanding, in a single or series of transactions, to a bona fide third party or parties.

Section 5.  Prepayment.

Lessee may prepay all payments to be made hereunder in full, including all payments of Monthly Rent and the balloon payment due on May 1, 2001. Such payments shall be discounted to present value as of the date of payment at the rate of 6% per annum. In the event of such prepayment in full, any warrants which have not yet been issued as and when scheduled shall still be required to be issued.

Section 6.  Miscellaneous.

Except as specifically modified hereby, the terms and provisions of the Leases shall remain in full force and effect. FMA reserves all of its rights and remedies as provided in the Leases, including, without limitation, its rights relating to Events of Default (as defined in the Master Lease) and all of the remedies provided to FMA under the Leases and by applicable law upon the occurrence of an Event of Default under the Leases, it being understood and agreed that a default in the payments as provided herein or any other breach of any agreement contained herein shall constitute an Event of Default under the Leases.

No failure or delay on the part of FMA in the exercise of any right or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude other or further exercise thereof or the exercise of any other right or remedy.

The headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision thereof.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or unenforceability of such provision in any other jurisdiction.

This Agreement shall be deemed made and governed by the internal laws of the State of Illinois.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and, without limiting the foregoing, all rights and powers hereunder or with respect thereto of FMA may be exercised by any successor or assignee of FMA.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.



                                        FORSYTHE/McARTHUR ASSOCIATES, INC.



                                        By:
                                            -----------------------------------

                                        Title:
                                              ---------------------------------


                                        RATEXCHANGE CORPORATION

                                        By:
                                            -----------------------------------

                                        Title:
                                              ---------------------------------



                                       3